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                     [JONES, JENSEN & COMPANY LETTERHEAD]




September 13, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:


                          BLUE JAY ENTERPRISES, INC.


We have read Item 4 of Blue Jay Enterprises, Inc.'s Form 8-K/A dated September 13, 1996 and are in agreement with the statements contained therein.



Yours very truly,



/s/ JONES, JENSEN & COMPANY
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Jones, Jensen & Company